Exhibit 99.3
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders, Audit Committee and Board of Directors
Cash Systems, Inc. and Subsidiaries
Las Vegas, Nevada
We have audited the accompanying consolidated balance sheets of Cash Systems, Inc. and Subsidiaries as of December 31, 2007 and December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. We have also audited Cash Systems, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in “Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).” Cash Systems, Inc. and Subsidiaries’ management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting included in Item 9A. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transaction are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. We identified significant deficiencies which aggregated into a material weakness and is included in management’s assessment. The aggregated significant deficiencies were all related to lack of controls over outside and third party contracts and are described as follows:
•	Inadequate reserve on receivable from collection agency as a result of improper treatment, oversight and adherence to the contract resulting in an overstatement of other current assets and understatement of check cashing costs of $1.6 million.

•	Improper recording of commissions revenue and commissions expense at gross rather than net as a result of review and adherence to accounting treatment of the contract resulting in an overstatement of revenues and an overstatement of commissions expense of $1.7 million.

•	Failure of controls related to review and proper accounting treatment of other contracts and debt agreements of $8 million resulting in an understatement of current liabilities and overstatement of long-term debt.

This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated balance sheet as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007, of the Company and this report does not affect our report on such consolidated financial statements.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cash Systems, Inc. and Subsidiaries as of December 31, 2007 and December 31, 2006 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Cash Systems, Inc. and Subsidiaries did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in “Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).”
The accompanying consolidated financial statements have been prepared assuming that Cash Systems, Inc. and Subsidiaries will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, Cash Systems, Inc. and Subsidiaries have incurred recurring operating losses, negative cash flows from operations, a working capital and accumulated deficit, and additionally, holders of notes have an option to put $12.1 million in outstanding notes to the Company in October 2008. These conditions raise substantial doubt about the ability of Cash Systems, Inc. and Subsidiaries to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Virchow, Krause & Company, LLP
Minneapolis, Minnesota
March 28, 2008

CASH SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

	December 31,	December 31,
	2007	2006

ASSETS

CURRENT ASSETS
Cash (Note 3)	$16,617,643	$24,792,098
Restricted cash (Note 9)	625,059	—
Current portion of prepaid commissions (Note 2)	394,096	285,019
Current portion of loans receivable (Note 2, 8)	331,005	395,277
Settlements due from credit card processors (Note 5)	14,779,241	13,212,907
Settlements due from ATM processors (Note 5)	12,094,482	12,144,380
Other current assets (Note 4)	7,409,494	5,093,771

Total Current Assets	52,251,020	55,923,452

PROPERTY AND EQUIPMENT, NET (Note 2, 6)	7,087,436	7,407,903

OTHER ASSETS
Goodwill (Note 7)	4,077,700	4,077,700
Intangible assets, net (Note 7)	4,289,024	6,060,448
Long-term prepaid commissions, net of current portion (Note 2)	385,876	640,722
Long-term loans receivable, net of current portion (Note 2, 8)	265,504	86,564
Restricted cash (Note 9)	211,317	438,135
Other	308,061	1,880,624

Total Other Assets	9,537,482	13,184,193

TOTAL ASSETS	$68,875,938	$76,515,548

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Checks issued in excess of cash in bank (Note 10)	$15,205,390	$21,235,168
Short-term debt, net (Note 16)	12,100,000	—
Accounts payable — trade	1,754,781	4,059,972
Credit card cash advance fees payable	1,667,462	1,812,283
ATM commissions payable	2,028,940	1,946,749
Credit card chargebacks payable	326,563	102,403
Check cashing commissions payable	223,785	356,054
Other accrued expenses (Note 11)	23,395,403	12,902,828

Total Current Liabilities	56,702,324	42,415,457

LONG-TERM LIABILITIES
Long-term debt, net (Note 15)	9,900,000	19,258,386
Derivative warrant instrument (Note 15)	—	777,011

Total Liabilities	66,602,324	62,450,854

STOCKHOLDERS’ EQUITY
Common stock, par value of $0.001, 50,000,000 shares authorized, 18,776,913 and 17,991,413 shares issued, 18,446,163 and 17,923,913 shares outstanding (Note 13)	18,447	17,924
Additional paid-in capital (Note 13)	29,535,292	25,943,860
Accumulated deficit	(27,280,125)	(11,897,090)

Total Stockholders’ Equity	2,273,614	14,064,694

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,875,938	$76,515,548

See accompanying notes to consolidated financial statements.

CASH SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2007, 2006 and 2005

	Years Ended
	December 31,
	2007	2006	2005

Commissions on credit card cash advances, ATMs and check cashing services	$104,857,398	$95,736,615	$63,165,958

Operating expenses
Commissions	59,989,237	52,910,661	31,520,324
Processing costs	18,186,612	18,108,006	14,292,699
Check cashing costs	6,626,288	4,060,656	4,870,436
Armored carrier services	1,104,755	795,034	536,121
Payroll, benefits and related taxes	11,954,436	11,180,077	8,751,192
Professional fees	1,240,366	2,105,741	2,430,129
Other general and administrative expenses	8,026,580	7,865,281	5,241,570
Depreciation and amortization	3,570,137	2,989,067	1,259,337

Total operating expenses	110,698,411	100,014,523	68,901,808

Loss from operations	(5,841,013)	(4,277,908)	(5,735,850

Other income (expense)
Interest expense	(5,283,039)	(3,548,747)	(636,937
Loss on extinguishment of debt	(4,338,087)	—	—
Interest and other income	79,104	96,057	250,113

Total other income (expense)	(9,542,022)	(3,452,690)	(386,824

Loss before income taxes	(15,383,035)	(7,730,598)	(6,122,674

Benefit from income taxes	—	2,287,814	(2,357,200

Net Loss	$(15,383,035)	$(10,018,412)	$(3,765,474

Net Loss per common share:
Basic	$(0.84)	$(0.57)	$(0.23
Diluted	$(0.84)	$(0.57)	$(0.23
Weighted average common shares outstanding:
Basic	18,352,603	17,577,650	16,606,335
Diluted	18,352,603	17,577,650	16,606,335

CASH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2007, 2006 and 2005

				Retained Earnings
			Additional	(Accumulated
	Shares	Amount	Paid in Capital	Deficit)

Balance — December 31, 2004	16,173,445	$16,173	$16,838,356	$1,886,796	$18,741,325
Cashless exercise of stock warrants	93,593	94	(94)		—
Exercise of stock warrants for cash	90,450	90	190,810		190,900
Exercise of stock options for cash	522,250	522	1,363,007		1,363,529
Compensation expense associated with accelerated vesting of stock options			260,350		260,350

Tax benefit associated with employee stock option exercises			393,950		393,950
Net loss				(3,765,474)	(3,765,474)

Balance — December 31, 2005	16,879,738	$16,879	$19,046,379	$(1,878,678)	$17,184,580
Issuance of common stock associated with private placement	710,000	710	4,469,450		4,470,160
Compensation expense associated with modification of stock options			124,000		124,000
Compensation expense of restricted stock awards			106,728		106,728
Cashless exercise of stock warrants	24,050	24	(24)		—
Exercise of stock warrants for cash	15,625	16	23,422		23,438
Exercise of stock options for cash	294,500	295	1,700,955		1,701,250
Compensation expense associated with option grants			472,950		472,950
Net loss				(10,018,412)	(10,018,412)

Balance — December 31, 2006	17,923,913	$17,924	$25,943,860	$(11,897,090)	$14,064,694
Derivative liability reclass to APIC			656,879		656,879
Value of additional warrants (modification) included in debt extinguishment			314,724		314,724
Compensation expense of restricted stock awards			490,572		490,572
Exercise of stock options for cash	496,000	496	1,765,484		1,765,980
Compensation expense associated with option grants			363,800		363,800
Vested par value of restricted stock	26,250	27	(27)		—
Net loss				(15,383,035)	(15,383,035)

Balance — December 31, 2007	$18,446,163	$18,447	$29,535,292	$(27,280,125)	$2,273,614

See accompanying notes to consolidated financial statements.

CASH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
For the Years Ended December 31, 2007, 2006 and 2005

	Years Ended
	December 31,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(15,383,035)	$(10,018,412)	$(3,765,474)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	3,570,137	2,989,067	1,259,337
Share-based compensation expense	854,372	703,678	260,350
Tax benefit associated with employee stock option exercises	—	—	393,950
Loss on extinguishment of debt	4,338,087	—	—
Amortization of debt issuance costs and original issue discount	318,035	171,264	5,031
Deferred income taxes	—	2,306,000	(2,767,000)
Change in interest receivable on loans receivable	—	25,281	(18,137)
Impairment of intangible asset	449,444	—	—
Change in reserve related to receivable from collection agency	5,314,193	820,212	—
Changes in operating assets and liabilities:
Related parties receivable	—	—	183,560
Prepaid commissions	(109,077)	216,324	(152,742)
Other receivables	—	—	645,006
Settlements due from credit card processors	(1,566,334)	(5,529,490)	638,396
Settlements due from ATM processors	49,898	(7,651,760)	(4,492,620)
Other current assets	(7,629,916)	(2,907,103)	(368,121)
Long-term prepaid commission	254,846	(299,703)	182,808
Restricted cash	(398,241)	(438,135)	—
Other assets	(23,096)	(171,618)	—
Accounts payable — trade	(2,305,191)	1,518,576	2,105,074
Credit card cash advance fees payable	(144,821)	953,220	204,027
ATM commissions payable	82,191	762,251	555,170
Credit card chargebacks payable	224,160	(123,781)	146,184
Check cashing commissions payable	(132,269)	250,970	2,283
Due to related party	—	—	(211,846)
Other accrued expenses	10,492,575	11,481,265	1,075,196

Cash flows used in operating activities	(1,744,042)	(4,941,894)	(4,119,568)

Cash flows from investing activities:
Purchase of certain assets of Indian Gaming Services	—	(12,369,202)	—
Purchases of property and equipment	(1,927,690)	(2,737,878)	(3,145,147)
Proceeds (advances) from loans receivable, net	(114,668)	414,952	1,296,318
Patent acquisition costs	—	—	(20,560)

Cash flows used in investing activities	(2,042,358)	(14,692,128)	(1,869,389)

Cash flows from financing activities:
Checks issued in excess of cash in bank	(6,029,778)	(533,692)	12,005,522
Line of credit — bank, net	—	(5,200,000)	5,139,631
Payment of debt issuance costs	(124,257)	(1,789,535)	—
Proceeds from long-term debt	—	20,000,000	—
Issuance of common stock, net of expenses	—	4,470,160	—
Exercise of stock options	1,765,980	1,701,250	1,363,529
Exercise of stock warrants	—	23,438	190,900

Cash flows provided from (used in) financing activities	(4,388,055)	18,671,621	18,699,582

Increase (Decrease) in cash	(8,174,455)	(962,401)	12,710,625

Cash, beginning of year	24,792,098	25,754,499	13,043,874

Cash, end of year	$16,617,643	$24,792,098	$25,754,499

SUPPLEMENTAL CASH FLOWS INFORMATION:
Cash paid for financing costs and interest expense, net of amortization of original issue discount and debt issuance costs	$4,787,004	$2,985,128	$518,920
Cash received from income taxes	$72,927	$287,452	$609,322
NONCASH INVESTING AND FINANCING ACTIVITIES:
Reclassification of warrant derivative liability to additional paid in capital (Note 13)	$777,011	—	—
Derivative warrant instrument	—	$777,011	—
See accompanying notes to consolidated financial statements.

CASH SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007, 2006 and 2005
1. Nature of Business
Cash Systems, Inc. and subsidiaries (the “Company” or “CSI”) is engaged in three primary products: credit/debit card cash advances, automatic teller machines (ATMs) and check cashing solutions. The credit/debit card cash advances product and ATMs have been installed in casinos and other businesses throughout the United States and Caribbean countries.
2. Summary of Significant Accounting Policies
Accounting Principles
The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.
Principles of Consolidation
The consolidated balance sheets as of December 31, 2007 and 2006, the consolidated statements of operations for the years ended December 31, 2007, 2006, and 2005, the consolidated statements of cash flows for the years ended December 31, 2007, 2006, and 2005 have been prepared by the Company and have been audited. All significant intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Change in Accounting Estimate
In accordance with Statement of Accounting Standards No. 154 “Accounting Changes and Error Corrections,” changes in accounting estimates that result in a material effect on income (loss) from continuing operations, net income (loss) (or other appropriate captions of changes in the applicable net assets or other performance indicator), and any related per-share amounts of the current period shall be disclosed. In the current period, the Company changed its method for estimating reserves for uncollectible accounts relating to the receivable from collection agency. The Company has adopted a more conservative policy whereby the Company has increased its reserve for uncollectible accounts to 74% for current receivables and 95% for receivables greater than 180 days old. This change in reserve reflects changes in assumptions based on additional historical data and current market conditions.
The following table shows the effect of the change in estimate on loss from operations, net loss, and net loss per share:

	Years Ended December 31,
	2007
	(Prior to change)	Change	2007
	(In 000s except per share amounts)
Loss from operations	$(2,669)	$(3,172)	$(5,841)
Net loss	(12,211)	(3,172)	(15,383)

Weighted average common and dilutive shares outstanding	18,353	18,353	18,353
Net loss per basic share	$(0.67)	$(0.17)	$(0.84)
Net loss per diluted share	$(0.67)	$(0.17)	$(0.84)
Cash Concentrations
Bank balances exceeded federally insured levels during the years ended December 31, 2007, 2006, and 2005 and exceeded federally insured levels at December 31, 2007 and 2006. Generally, these balances may be redeemed upon demand and therefore bear minimal risk. There were no short-term investments as of December 31, 2007 and 2006.
Income Taxes
Differences between accounting rules and tax laws cause differences between the basis of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under Statement of Financial Accounting Standards (SFAS) 109. Temporary differences relate primarily to net operating losses, depreciation and accrued expenses not currently deductible. Deferred tax assets are reduced by a valuation allowance to the extent the realization of the related deferred tax asset is not assured.

Software Development Costs
Statement of Position 98-1 (SOP 98-1), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” requires the capitalization of direct costs incurred in connection with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to an internal use software development project. During the years ended December 31, 2007 and 2006, the Company capitalized $1,271,672 and $1,089,124 of costs related to the implementation of SOP 98-1, respectively (these costs are included in property and equipment on the consolidated balance sheets). These costs are amortized over the estimated useful lives of three to five years using the straight line method upon being placed in service. Amortization expense related to software costs was $793,441, $405,508, and $250,561 for the years ended December 31, 2007, 2006, and 2005, respectively.
Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price over the fair value of assets acquired. The Company adopted the provisions of FASB Statement No. 142 (SFAS 142), “Goodwill and Other Intangible Assets,” as of February 28, 2006 in conjunction with the purchase of Indian Gaming Services (IGS). Pursuant to SFAS 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144 (SFAS 144), “Accounting for Impairment or Disposal of Long-Lived Assets.” Intangible assets consist of patents, customer relationships and employment/non-compete agreements. Intangible assets are amortized using the straight-line method over their estimated useful lives ranging from 1 1/2 to 7 1/2 years. As more fully described in Note 7, the Company reviews long-lived and intangible assets for impairment as changes in circumstances or the occurrence of events suggest the remaining value is not recoverable.
Debt Issuance Costs
Debt issuance costs are amortized over the life of the related loan of two to five years using the straight-line method, which approximates the interest method. Debt issuance costs were $113,347, $1,709,006 and $55,338 at December 31, 2007, 2006, and 2005, respectively, and are included in other assets on the consolidated balance sheets. Estimated future amortization for each of the years ending December 31, 2008 through 2010 is $29,982 and for the year ending December 31, 2011 is $23,402. Amortization expense for the years ended December 31, 2007, 2006, and 2005 was $239,573, $171,264, and $5,031, respectively. See Note 15 related to the write-off of debt issuance costs of $1,480,343 during the year ended December 31, 2007 in connection with the loss on extinguishment of debt.
Loans Receivable
The Company has advanced funds relating to strategic investments or advances of funds relating to service contracts. Some of the advances were reviewed with and approved by the Company’s board of directors, while other transactions were initiated and authorized by management. The loans bear interest at negotiated rates with negotiated terms. The collectibility of individual loans is reviewed throughout the life of the loan and a reserve, if required, is recorded for the loan. Management believes that the loans receivable recorded on the consolidated financial statements as presented are properly stated.
Prepaid Commissions
The Company has advanced commissions relating to service contracts. The advances were initiated and authorized by management. The prepaid commissions are tied to the service contracts and are amortized or deducted against commissions earned by those contracts over the term of the contracts. In the event that the contracts are terminated early, which is not anticipated, the prepaid commission would be returned to the Company. The collectibility of individual prepaid commissions is reviewed throughout the life of the contract and a reserve, if required, would be recorded for the commission. Management believes that the prepaid commissions recorded on the consolidated financial statements as presented are properly stated.
Patents
Patents are stated at cost and are amortized upon issuance of a patent on a straight-line basis over 60 months. Amortization expense relating to the patents for the year ended December 31, 2007, 2006, and 2005 was $4,112, $4,112, and $0. Future amortization for each of the years ending December 31, 2008 through 2010 is estimated to be $4,112.
Revenue Recognition
The Company’s revenue recognition policy is significant because the amount and timing of revenue is a key component of the Company’s results of operations. The Company follows the guidance of Staff Accounting Bulletin No. 104 (“SAB 104”), which requires that a strict series of criteria are met in order to recognize revenue related to services provided. If these criteria are not met, the associated revenue is deferred until the criteria are met. The Company recognizes commission revenue when evidence of a transaction exists, services have been rendered, our price is fixed or determinable and collectibility is reasonably assured. The reasonable assurance is based on the transactions being authorized and pre-approved by credit card vendors or third parties. The Company evaluates its commissions revenue streams for proper timing of revenue recognition.
Credit card cash advance revenue is comprised of upfront patron transaction fees assessed at the time the transaction is initiated and a percentage of the face amount of the cash advance. Credit card cash advance revenue is recognized at the point that a negotiable check instrument is generated by the casino cashier or cash cage operation based upon authorization of the transaction.

ATM fees are comprised of upfront patron transaction fees or surcharges assessed at the time the transactions are initiated. Upfront patron transaction fees are recognized when a transaction is authorized.
The Company provides cash to certain casinos for ATMs and records a receivable from the casinos. Check cashing services revenue is generally contractual, based upon a percentage of the face amount of total checks warranted. The Company engages an independent third party to guarantee the collectibility of the checks for certain properties, while for others, the Company uses a major credit bureau and a third party check collections agency to collect on checks with insufficient funds. The Company records a receivable for all checks returned for insufficient funds.
The Company has determined that the accounting policies for income recognition described above are in accordance with the Financial Accounting Standards Board Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”.
The Company has recorded an accrual for known and potential chargebacks for possible charges against a gaming patron’s credit card for which the Company is unable to establish the validity of the transaction. The accrual for chargebacks is estimated based on historical information and management’s estimates. The chargeback accrual at December 31, 2007 and December 31, 2006 was $326,563 and $102,403, respectively.
Segment Reporting
A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. Revenues from customers are from a similar customer base, mainly at casinos. Management believes that the Company meets the criteria for aggregating its operating segments into a single reporting segment.
Research and Development
The Company expenses research and development as costs are incurred. For the years ended December 31, 2007, 2006, and 2005, the Company expensed $555,255, $91,207, and $0, which is included in other general and administrative expenses on the consolidated statements of operations.
Reclassifications
Certain reclassifications have been made in the prior period consolidated financial statements to conform to the presentation used at and for the year ended December 31, 2007. These reclassifications relate to certain other general and administrative costs that were reclassed to check cashing costs of $618,867 and $42,645 for the years ended December 31, 2006 and 2005, respectively, to better reflect the nature of the expenses; commissions revenues and commissions expenses of $302,017 for the year ended December 31, 2006; and cash that was reclassed to restricted cash of $88,135 for the year ended December 31, 2006. In addition, $820,212 of other current assets was reclassed to a change in reserve related to receivable from collection agency in the consolidated statement of cash flow for the year ended December 31, 2006. These reclassifications had no effect on the Company’s consolidated net loss for the year ended December 31, 2007 or stockholders’ equity at December 31, 2007.
Property and Equipment
Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is expensed as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the assets.

Fair Value of Financial Instruments
SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” requires disclosure of the estimated fair value of financial instruments as follows:
Short-term Assets and Liabilities:
The fair values of cash, settlements due from processors, other assets, accounts payable, and accrued liabilities approximate their carrying values due to the short-term nature of these financial instruments.
Long-term debt:
The fair value of long-term debt approximates the carrying amounts based upon the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.
Recently Issued Accounting Pronouncements
During September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (“SFAS 157”). This statement defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, however, during February 2008, the FASB issued FASB Staff Position SFAS 157-2 which defered the effective date of certain provisions of SFAS 157 until fiscal years beginning after November 15, 2008. The Company does not believe that the adoption of SFAS 157 will have a material effect on its results of operations or financial position.
During February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company believes the adoption of SFAS 159 will not have a material effect on its results of operations or financial position.
During December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51” (“SFAS 160”). This statement establishes accounting and reporting standards for noncontrolling interests in subsidiaries and for the deconsolidation of subsidiaries and clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement also requires expanded disclosures that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not believe that the adoption of SFAS 160 will have a material effect on its results of operations or financial position.
During December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141 (Revised 2007), “Business Combinations” (“SFAS 141 (Revised 2007)”). While this statement retains the fundamental requirement of SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations, SFAS 141 (Revised 2007) now establishes the principles and requirements for how an acquirer in a business combination: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree; recognizes and measures the goodwill acquired in the business combination or the gain from a bargain purchase; and determines what information should be disclosed in the financial statements to enable the users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141 (Revised 2007) is effective for fiscal years beginning on or after December 15, 2008. The Company does not believe that the adoption of SFAS 141 (Revised 2007) will have a material effect on its results of operations or financial position.
During March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS No. 161). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows.
SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not believe the adoption of SFAS No. 161 will have a material effect on its results of operations or financial position.

Net Loss per Common Share
Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding plus all additional common stock that would have been outstanding if potentially dilutive common stock related to stock options and warrants had been issued. Due to the net loss, options or warrants for December 31, 2007, 2006 and 2005 were not dilutive.
The following table presents a reconciliation of the denominators used in the computation of net loss per common share — basic, and net loss per common share — diluted, for the years ended December 31, 2007, 2006 and 2005, respectively:

	Years Ended December 31,
	2007	2006	2005
	(In 000s except per share amounts)
Net loss	$(15,383)	$(10,018)	$(3,765)
Weighted average common shares outstanding	18,353	17,578	16,606
Effect of dilutive securities	—	—	—
Weighted average common and dilutive shares outstanding	18,353	17,578	16,606
Net loss per basic share	$(0.84)	$(0.57)	$(0.23)
Net loss per diluted share	$(0.84)	$(0.57)	$(0.23)
The Company uses the treasury method for calculating the dilutive effect of the stock options and warrants (using the average market price).
Stock-Based Compensation
Share-based compensation expense recorded under SFAS 123(R) “Share-Based Payment” for the years ended December 31, 2007 and 2006 was $854,372 (or $0.05 per share) and $703,678 (or $0.04 per share), respectively.
SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations.
Share-based compensation expense recognized for periods after the adoption of SFAS 123(R) is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. As of December 31, 2005, all share-based awards were fully vested and therefore; no share-based compensation expense was recognized in the Company’s consolidated statement of operations for the year ended December 31, 2007 related to awards granted prior to January 1, 2006.
During the year ended December 31, 2007, 25,000 stock options were granted to each of four independent members of the Board of Directors at a fair value on the date of grant with immediate vesting which resulted in a non-cash expense of $363,800. During the same period, eighteen restricted stock awards were granted totaling 289,500 shares of common stock at a fair value on the date of grant with vesting terms of 2 to 4 years. The effect of this action was a non-cash expense of $490,572 during the current year.
SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company did not estimate a forfeiture rate for 2007 option grants as they immediately vested.
The Company uses the Black-Scholes option-pricing model (Black-Scholes model) for the Company’s stock based compensation expense recognized under SFAS 123(R). The Company determines the fair value of share-based payment awards on the date of grant using an option-pricing model which is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the eighteen month period prior to the grant date of the award, and actual and projected employee stock option exercise behaviors and forfeitures. During the year ended December 31, 2007, the Company recorded $490,572 in stock compensation expense relating to restricted stock awards.

For stock options granted during the year ended December 31, 2007, the Company determined compensation expense under the provisions of SFAS No. 123(R) using the Black-Scholes pricing model and the following assumptions: 1) an expected dividend yield of 0%, 2) an expected stock price volatility of 53.13%, 3) a risk-free interest rate of 4.625% and 4) an expected life of 6.5 years.
For stock options granted during the year ended December 31, 2006, the Company determined compensation expense under the provisions of SFAS No. 123(R) using the Black-Scholes pricing model and the following assumptions: 1) an expected dividend yield of 0%, 2) an expected stock price volatility ranging from 55.3% — 56.5%, 3) a risk-free interest rate ranging from 4.88% — 5.12% and 4) an expected life of 6.5 years.
Pro Forma Information under SFAS 123 for Periods Prior to Fiscal 2006
The following table illustrates the effect on net loss and loss per common share if the Company had applied the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, to share-based employee compensation.

Year Ended December 31,
2005
(In 000s except loss per share
amounts)
Reported net loss	$(3,765)
Reported stock-based compensation, net of tax	156
Pro forma stock-based compensation, net of tax	(4,539)

Pro forma net loss	$(8,304)

Net loss per share:
Basic — as reported	$(0.23)
Basic — pro forma	$(0.50)
Diluted — as reported	$(0.23)
Diluted — pro forma	$(0.50)
In determining the compensation cost of the options granted during the year ended December 31, 2005, as specified by SFAS No. 123, the fair value of each option grant has been estimated on the date of grant using the Black Scholes pricing model and the weighted average assumptions of 4.0% risk free interest rate, 6.5 for expected life of options granted, 54.1% to 65.4% expected volatility and 0% dividend yield, respectively.
Advertising Expenses
Advertising costs are charged to expense as incurred. Advertising costs were $10,330, $27,481 and $44,955 for the years ended December 31, 2007, 2006, and 2005, respectively.
Liquidity and Capital Resources
At December 31, 2007, we had cash of $16.6 million compared to $24.8 million at December 31, 2006 and cash net of “Checks issued in excess of cash in bank” of $1.4 million as of December 31, 2007. Cash used in operations totaled $1.7 million and $4.9 million during the year ended December 31, 2007 and 2006, respectively. We had a working capital deficit of approximately $4.5 million at December 31, 2007, compared to working capital of $13.5 million at December 31, 2006. Operating working capital includes “Settlements due from credit card processors” totaling $14.8 million and $13.2 million, and “Settlements due from ATM processor” totaling $12.1 million and $12.1 million as of December 31, 2007 and 2006, respectively. We estimate capital expenditures for fiscal year 2008 of approximately $2.0 million related to software development, ATM purchases for new customers or existing customer expansion, and related costs. In addition to meeting operating capital needs, our note holders relating to our Second Amended and Restated Notes currently have the right of optional redemption pursuant to which, on October 10, 2008, such note holders can require the Company to redeem a portion of the Second Amended and Restated Notes in an amount not to exceed $12.1 million in the aggregate.
We anticipate that our existing capital resources will enable us to continue operations through approximately October 2008, or earlier if payments of certain other accrued expenses are accelerated or if unforeseen events or circumstances arise that negatively affect our liquidity. If we fail to raise additional capital prior to October 2008, we may be forced to cease operations. Management is taking steps to reduce operating expenses and may consider reducing the scope of our operations, planned product development, and expansion efforts, which could harm our business, financial condition, and operating results. Management may also request that the note holders further amend the Second Amended and Restated Notes to, among other things, modify their right to require the Company to redeem up to $12.1 million in aggregate on October 10, 2008. We are aggressively looking for financing in a manner that takes into account the limitation contained in the Seconded Amended and Restated Notes, including prohibitions on our incurring senior debt and the note holders’ rights of first offer on most equity financings, which would delay the closing on those equity financings. Although the Company is aggressively pursuing additional financing and may seek a further amendment to the Second Amended and Restated Notes, there can be no assurance that the Company will be able to achieve profitable operations, generate sufficient cash from operations, obtain additional funding, modify the Second Amended and Restated Notes in a beneficial manner or repay the redemption option of our note holders of up to $12.1 million should they exercise their redemption right.
The Company and its Board of Directors have also decided to explore strategic alternatives to maximize shareholder value. Deutsche Bank, which the Company engaged earlier this year to assist with strategic matters, will serve as the Company’s financial advisor in this process. There can be no assurances that this process will result in any specific transaction.

Going Concern
We have net losses in consecutive years, have used $1.7 million of cash in operations during the fiscal year ended December 31, 2007, and have an accumulated deficit of $27.3 million and net working capital deficit of $4.5 million at December 31, 2007. Because we have not identified sources of capital and due to recurring losses, negative cash flows, and accumulated deficit, the report of our independent registered public accounting firm dated March 28, 2008 expresses substantial doubt about our ability to continue as a going concern. In addition, the holders of our senior secured convertible notes have the right to require us to redeem a portion of such notes on October 10, 2008 in an amount not to exceed $12.1 million in the aggregate. We anticipate that our existing capital resources will enable us to continue operations through approximately October 2008, or earlier if payments of certain other accrued expenses are accelerated or if unforeseen events or circumstances arise that negatively affect our liquidity. Management will need to take immediate steps to reduce operating expenses, which may include seeking concessions from customers and vendors in the meantime. If we fail to raise additional capital prior to October 2008, we may be forced to cease operations.
3. Funding Arrangement
Vault Cash Agreements
Effective December 1, 2006, the Company entered into a new vault cash agreement with Fidelity Bank. The new vault cash arrangement with Fidelity Bank requires that the Company pay tiered fees based on the average monthly balance of the funds provided in an amount equal to the prime rate of interest, prime rate minus 1.25%, or prime rate minus 1.50% depending on the average monthly balance of total cash utilized under the agreement. The fees can be no less than 6.0% under any tier and the new vault cash agreement requires fees in an amount equal to the prime rate plus 1.25% on balances over a certain maximum threshold. At December 31, 2007 and 2006, the prime rate was 7.25% and 8.25%, respectively. The Company paid Fidelity vault cash fees totaling $2,872,301 and $2,006,670 for the years ended December 31, 2007 and 2006, respectively.
The Company assumes the risk of loss and agrees to reimburse the financial institution for any loss occurring from the point in time at which the funds leave the bank. The Company must provide armored carrier services and bear the cost of such services. The Company obtains insurance coverage for the funds provided. The armored carrier company carries the usual bond insurance coverage on its employees. Employees of the Company do not have access to the funds in the cash machines. Under this agreement, Fidelity Bank receives settled funds for ATM transactions related to Fidelity funded ATMs as well as certain casino funded ATMs from the network processor. Fidelity Bank then transfers the Company’s and the customers’ portion of funds, to a Company bank account. The Company then distributes the funds to various casino customer accounts the same or next day. In 2007, all cash provided by Fidelity Bank remained the sole property of Fidelity Bank at all times until dispensed. Because it was never an asset of the Company, supplied cash was not reflected on the Company’s balance sheet. Because Fidelity Bank’s portion of the settlement funds was never held by the Company, there was no liability corresponding to the supplied cash reflected on the Company’s balance sheet.
For two customer locations, the Company has a secondary vault cash arrangement with Wilmington Savings Fund Society FSB (“WSFS”) effective December 11, 2002 which requires that the Company pay fees based on the number of ATMs serviced or amount of cash provided in an amount equal to the prime rate of interest plus 1.0% to 3.0%. The fees can be no less than 7.0%. At December 31, 2007 and 2006, the prime rate was 7.25% and 8.25%, respectively. The Company paid fees totaling $610,210, $299,420, and $264,943 for the years ended December 31, 2007, 2006 and 2005, respectively.
The Company and its primary vault cash provider, Fidelity Bank, have agreed to reduce and eventually eliminate the ATM cash levels described in the Fidelity vault cash agreement dated December 1, 2006. The ATM cash reduction schedule will terminate by July 2008 by which time the Company expects to have its primary vault cash needs fully transitioned to a new third party financial services provider based on an agreement entered into during March 2008. The Company does not anticipate the change in providers to have a substantial impact on the Company.
Site Funded ATMs
The Company operates ATMs at certain customer locations where the Company provides the cash required for ATM operational needs. As of December 31, 2007 and 2006, the Company operated 32 and 59 ATMs, respectively, that were site funded. The Company had $1,952,670 and $6,019,355 in ATM cash as of December 31, 2007 and 2006, respectively. During the current year, the Company reduced its number of customer locations having site funded ATMs to two locations.

4. Other Current Assets
Other current assets consisted of the following at December 31:

	2007	2006

Receivable from casinos, net of reserve of $374,888 and $0, respectively	$2,652,348	$515,060
Receivable from bank	543,449	2,357,363
Income taxes receivable	12,830	65,497
Prepaid expenses	545,552	464,194
Receivable from collection agency, net of reserve of $6,134,405 and $820,212, respectively	3,113,202	1,396,831
Other receivables, net of reserve of $470,929 and $1,719,799, respectively	542,113	294,826

Total other current assets	$7,409,494	$5,093,771

Receivable from casinos
The Company has receivables from certain customers as a result of chargeback disputes which are refunded to the Company and related to check cashing fees. We also have receivables from certain casinos for which we fund ATMs. The Company periodically orders cash directly from casinos in order to fund its various booth locations. As there is a lag between the time cash is ordered and the cash is received by the booths, the Company records a receivable for cash that is in transit and includes these amounts in receivables from casinos. The balance as of December 31, 2007 increased compared to the prior year due to more such receivables at the Company’s Oklahoma booth locations. The Company has recorded a reserve related to the receivables for amounts that are not deemed collectible.
Receivable from bank
The Company recorded a receivable of $449,692 and $2,172,952 from its vault cash provider for standard ATM settlements and related surcharges owed at December 31, 2007 and December 31, 2006, respectively. In addition, the Company recorded a receivable for Debit POS fees that are owed by the vault cash provider relating to the Indian Gaming Service locations amounting to $93,757 and $184,411 at December 31, 2007 and December 31, 2006, respectively. All fees relating to this receivable are sent to the Company on a weekly basis and are considered 100% collectible.
Receivable from collection agency
During 2007, the Company significantly expanded its self-guarantee of funds on cashed checks to various casino locations, while decreasing its reliance on a third party vendor to guarantee such funds. For returned self-guaranteed checks, the Company forwards the checks to the collections agency which attempts to collect on the checks for certain periods based on terms set forth in the service contract. When the collection agency has exhausted its collection efforts (which generally applies to all checks that have been outstanding for more than 120 days), the checks are forwarded to a third party attorney network for legal action. The total gross amount of checks sent to the collection agency during 2007 was $14,161,626 of which $7,998,186 remained in the gross receivable at December 31, 2007. As of December 31, 2007 and 2006, the gross receivables balance for checks sent to the collection agency was $9,158,860 and $1,287,141 with reserves for uncollectible amounts of $6,134,405 and $422,382, respectively. For guaranteed checks and checks with insufficient funds from the Company’s booth locations, the gross receivables balance as of December 31, 2007 and 2006 was $88,747 and $929,902, respectively, with reserves for uncollectible amounts of $0 and $397,830, respectively.
In the current period, the Company changed its method for estimating the reserve for uncollectible accounts relating to the receivable from collection agency. The Company has adopted a more conservative policy whereby it has increased the reserve for uncollectible accounts to 74% for current receivables and 95% for receivables greater than 180 days old. This change in reserve reflects changes in assumptions based on additional historical data and current market conditions.

Other receivables
Other receivables consist of miscellaneous processor and bank receivables, ATM interchange income, employee advances, and security deposits. The Company has recorded a reserve for amounts that are not deemed collectible.
5. Settlements due from processors
Settlements due from credit card processors
The Company processes transactions with its credit card processor which are usually reimbursed to the Company within three to five days of the date of the advance occurring and is recorded as a receivable. At times, the Company may be required to provide additional support to the credit card processor to collect money related to the authorized transactions. As of December 31, 2007 and December 31, 2006, the balance of settlements due from credit card processors was $14,779,241 and $13,212,907, respectively.
Settlements due from ATM processors
The Company processes transactions with its ATM processor which are usually reimbursed to the Company within one to three days of the date of the advance occurring for Company funded ATMs as well as certain casino funded ATMs. The entire amount reimbursed from the processor directly to the Company is recorded as a receivable from the ATM processor, while amounts for casino funded ATMs received from the processor are recorded as a payable as more fully described in Note 11. At times, the Company may be required to provide additional support to the ATM processor to collect money related to the authorized transactions. As of December 31, 2007 and 2006, the balance of settlements due from ATM processors was $12,094,482 and $12,144,380, respectively.
6. Property and Equipment
Property and equipment consisted of the following at December 31:

	2007	2006
Furniture and equipment	$9,575,057	$9,808,926
Vehicles	106,113	106,113
Computer software	4,850,284	2,696,620
Leasehold improvements	185,253	178,754
Less: Accumulated depreciation and amortization	(7,629,271)	(5,382,510)

Total property and equipment, net	$7,087,436	$7,407,903

Depreciation expense and amortization of computer software for the years ended December 31, 2007, 2006, and 2005 was $2,248,157, $1,858,955 and $1,259,337, respectively.
Long-Lived Assets
As more fully described in Note 7, the Company reviews its long-lived assets and intangibles related to those assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets outstanding with estimated future cash flows expected to result from the use of the assets, including cash flows from disposition, in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”
7. Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price over the fair value of assets acquired. The Company adopted the provisions of FASB Statement No. 142 (SFAS 142), “Goodwill and Other Intangible Assets,” as of February 28, 2006 in conjunction with the purchase of Indian Gaming Services (IGS). Pursuant to SFAS 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144 (SFAS 144), “Accounting for Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS 144, the Company reviews its long-lived assets and intangibles related to those assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets outstanding with estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future cash flows be less than the carrying value, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles.

Management performed a formal valuation of its existing long-lived assets, intangibles, and goodwill using expected future cash flows, among other valuation methodologies, to determine fair values as of the year ended December 31, 2007. One customer contract (related to IGS) was found to be impaired due to non-renewal and an expiration of March 2008. The contract was not renewed as initially anticipated. The amount of the impairment loss totaled $449,444 which is included in other general and administrative expenses on the consolidated statement of operations.
Intangible assets consist of patents, customer relationships and employment/non-compete agreements. Intangible assets are amortized using the straight-line method over their estimated useful lives ranging from 1 1/2 to 7 1/2 years. The Company reviews intangible assets for impairment as changes in circumstances or the occurrence of events suggest the remaining value is not recoverable.
As of both December 31, 2007 and 2006, goodwill was $4,077,700 which related to the acquisition of Indian Gaming Services. Other identifiable intangible assets are as follows:

	As of December 31, 2007
				Estimated
	Carrying	Accumulated		Useful
	Amount	Amortization	Net	Lives
Patents	$20,560	$8,224	$12,336	5 years

Customer relationships (relates to IGS)	7,110,000	2,856,645	4,253,355	1 1/2 to 7 1/2 years

Employment and non-compete agreements (relates to IGS)	60,000	36,667	23,333	3 years

	$7,190,560	$2,901,536	$4,289,024

Accumulated amortization as of December 31, 2007 includes an impairment charge of $449,444.

	As of December 31, 2006
				Estimated
	Carrying	Accumulated		Useful
	Amount	Amortization	Net	Lives
Patents	$20,560	4,112	16,448	5 years

Customer relationships (relates to IGS)	7,110,000	1,109,333	6,000,667	1 1/2 to 7 1/2 years

Employment and non-compete agreements (relates to IGS)	60,000	16,667	43,333	3 years

	$7,190,560	1,130,112	6,060,448

Total amortization expense for the years ended December 31, 2007, 2006 and 2005 were $1,321,980, $1,130,112 and $0, respectively. As of December 31, 2007, we expect amortization expense in future periods to be as shown below:

Fiscal year
2008	$878,657
2009	801,991
2010	798,657
2011	743,030
2012	640,000
Thereafter	426,689

Total expected amortization expense	$4,289,024

8. Loans Receivable
During 2007, the Company accounted for four additional loan agreements in connection with three of its service contracts having an initial principal balance totaling $248,940 at an annual interest rate of 10%. Principal and interest are to be paid in equal monthly installments of $8,124 with payments ending in January 2009 and September 2010. These loans are secured by the ATM machines underlying the loan agreements.
During 2007, the Company entered into an unsecured loan with a third party affiliated with our Florida based properties having an initial principal balance totaling $450,000 at an annual interest rate of 10%. Principal and interest are paid in equal monthly installments of $17,025 with payments ending in September 2009.
During 2005, the Company entered into an unsecured, non-interest bearing loan for approximately $403,000 with a customer for the purchase and installation of ATMs. Fifty percent (50%) of the loan is to be repaid to the Company upon installation of the ATMs at the ATM sites. During 2006, additional purchase and installation of ATMs resulted in an additional $109,482 to the note balance. The combined balance outstanding as of December 31, 2007 and 2006 was $86,563 and $218,524, respectively. The remaining balance is to be repaid over 36 months.
Total outstanding loans receivable at December 31, 2007 and 2006 was $596,509 and $481,841, respectively, which includes interest receivable of $0 and $9,986, respectively.
The future payments due to the Company relating to these loans receivable are as follows for the years ending December 31:

2008	$331,005
2009	227,008
2010	38,496

Total	$596,509

9. Restricted Cash
Under our vault cash agreement with Fidelity Bank effective December 1, 2006, the Company maintains restricted cash in the amount of $375,059 and $350,000 as of December 31, 2007 and 2006, respectively, with Fidelity to cover potential cash losses for which the Company is responsible under the terms of the agreement. The restricted cash earns interest at the lowest interest rate as defined in the agreement and the interest is credited to a bank account designated by the Company. The Company also maintains cash reserves totaling $206,317 and $88,135 at December 31, 2007 and 2006, respectively, with its card association sponsor bank as required for card association compliance as well as to cover potential losses due to chargebacks.
The Company maintains a $250,000 and $5,000 letter of credit with a lending institution to secure performance under a regulatory application. To secure these letters of credit, the Company is required to maintain a cash position with the issuing lending institution in an amount equal to the letter of credit. The $250,000 and $5,000 letters of credit expire December 31, 2008 and 2010, respectively.
10. Checks Issued in Excess of Cash in Bank
The Company’s credit card cash advance and check cashing business results in timing differences between funds availability and funding commitments. These timing differences result in operating deficits in select bank accounts, which do not have a right of offset, which have been classified as a liability at the end of the reporting period.

11. Other Accrued Expenses
     Other accrued expenses consisted of the following at December 31:

	2007	2006

Accrued payroll and related items	$676,820	$611,688
Accrued interest	722,085	544,041
Amounts due casinos	8,484,213	3,251,046
Amounts due for ATM processing	13,473,093	8,409,320
Other	39,192	86,733

Total other accrued expenses	$23,395,403	$12,902,828

Amounts due casinos represent funds owed to various casinos for reimbursement on credit card cash advance and ATM transactions once the Company receives settlement funds.
Due to a transition to internal processing in 2006, the Company receives settled funds for ATM transactions from the network processor for ATM transactions processed by the Company for Company funded ATMs and certain casino funded ATMs. The Company distributes the funds to various casino accounts the same or next day. The Company records a payable during the period the funds are held (Amounts due for ATM processing) and a receivable from the ATM processor as more fully described in Note 5.
12. Commitments and Contingencies
Legal Proceedings
The Company is involved in various legal actions in the ordinary course of its business. Although the outcome of any such legal action cannot be predicted, management believes that there are no pending legal proceedings against or involving the Company for which the outcome is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.
Major Customers
During the years ended December 31, 2007, 2006, and 2005, the following customers accounted for more than 10% of our total revenues:

Major Customers 2007	% of Total Revenue
The Seminole Tribe of Florida	25%
Chickasaw Nation	10%

Total	35%

Major Customers 2006	% of Total Revenue
The Seminole Tribe of Florida	27%

Major Customers 2005	% of Total Revenue
The Seminole Tribe of Florida	29%
Ho-Chunk Nation	10%

Total	39%

We contract with The Seminole Tribe of Florida through a third party affiliated with The Seminole Tribe of Florida, and we contract with Ho-Chunk Nation and Chickasaw Nation directly. We have provided Cash Access Services to The Seminole Tribe of Florida since November 2001 and have renewed our contract with the third party affiliated with The Seminole Tribe of Florida effective December 2006. We have provided Cash Access Services to Ho-Chunk Nation and Chickasaw Nation since May 2003 and March 2005, respectively. There can be no assurance that these contracts will be renewed after their terms expire.
On February 6, 2008, Michael D. Rumbolz, CEO of the Company was appointed to serve on the Board of Directors of Seminole Hard Rock Entertainment, Inc. and as a Manager of Seminole Hard Rock International, LLC.
Operating Leases
The Company’s principal office is located in Las Vegas, Nevada. In addition, the Company has offices in Burnsville, Minnesota and San Diego, California which are used for the Company’s Technical Assistance Center, technical support staff, and warehousing. The leases in Las Vegas, Burnsville, and San Diego expire in July 2010, June 2010, and June 2008, respectively. The Company is required to pay base monthly rent plus real estate taxes and operating expenses on all locations. Rent expense was $315,230, $290,826 and $246,973 for the years ended December 31, 2007, 2006 and 2005, respectively. From December 2003 through October 2005, the Company leased space from a former officer of the Company on a month-to-month basis.
Future minimum lease payments for the years ending December 31:

2008	$211,113
2009	167,602
2010	92,192

Total	$470,907

13. Equity Transactions
On August 20, 2007, in connection with the amendment of the Senior Secured Convertible Notes and Warrants as more fully described in Note 15, the Company increased the aggregate number of shares of common stock underlying warrants to certain institutional accredited investors from 312,500 shares to 487,500 shares. The exercise price was reduced from $8.00 per share to $7.38 per share. The Company recorded expense of $314,724 during the year ended December 31, 2007.
During 2007, 496,000 options were exercised for cash of $1,765,980 at a weighted average exercise price of $3.56 per share.
During 2007, 315,000 options having a weighted average price of $6.61 per share were either cancelled or had expired.
During 2007, 26,250 shares of restricted stock vested at a weighted average price of $6.47 per share.
On February 28, 2006, the Company received cash proceeds of $4,470,160 upon the issuance and sale in a private offering of 710,000 shares of the Company’s common stock at a price of $6.296 per share to The Viejas Band of Kumeyaay Indians, a federally recognized Indian tribe which owns 100% of Borrego Springs Bank, N.A.
During 2006, a total of 30,000 warrants having an exercise price of $1.50 were exercised on a “cashless” or “net exercise” basis (based on the average market price of the Company’s common stock prior to exercise) resulting in the issuance of 24,050 shares of common stock.
During 2006, a total of 15,625 warrants were exercised for cash of $23,438 at a weighted average exercise price of $1.50 per share.
During 2006, 294,500 options were exercised for cash of $1,701,250 at a weighted average exercise price of $5.78 per share.
During 2006, 50,000 options having a weighted average price of $6.82 per share were either cancelled or had expired.
During 2005, a total of 113,000 five-year warrants having an exercise price of $1.50 were exercised on a “cashless” or “net exercise” basis (based on the average market price of the Company’s common stock prior to exercise) resulting in the issuance of 93,593 shares.
During 2005, 90,450 five-year warrants were exercised for cash of $190,900 at a weighted average exercise price of $2.11 per share.
During 2005, 522,250 options were exercised for cash of $1,363,529 a weighted average exercise price of $2.61.

In January 2005, the Company’s Board of Directors authorized the repurchase of up to 1,000,000 shares of our common stock. During 2005 to 2007, the Company did not repurchase any equity securities.
Stock Options
During 2001, the Company adopted the 2001 Stock Option Plan (the “2001 Plan”); pursuant to which share-based awards to acquire an aggregate of 1,000,000 shares of the Company’s common stock may be granted. The 2001 Plan was amended on March 4, 2004 to increase the number of authorized shares to 2,500,000. In general, options granted to employees vest over a period of up to three years and expire ten years from the date of grant.
On April 20, 2005, the Board of Directors adopted the Cash Systems, Inc. 2005 Equity Incentive Plan (the “2005 Plan”), which was approved by our stockholders. Upon stockholder approval of the 2005 Plan, no further options were granted under the Company’s 2001 Plan. The 2005 Plan provides for the issuance of up to 1,000,000 shares of Common Stock of the Company for equity incentive instruments. In general, options granted to employees vest over a period of up to three years and expire no more than ten years from the date of grant.
Information regarding the Company’s stock options is summarized below:

		Weighted	Aggregate
	Number of	Average	Intrinsic
	Options	Exercise Price	Value
Balance at December 31, 2004	1,757,750	$4.55
Granted	870,000	$6.94
Options exercised	(522,250)	$2.61
Expirations and cancellations	—	—

Balance at December 31, 2005	2,105,500	$6.02
Granted	120,000	$6.60
Options exercised	(294,500)	$5.78
Expirations and cancellations	(50,000)	$6.82

Balance at December 31, 2006	1,881,000	$6.07	$2,523,060

Granted	100,000	$6.36
Options exercised	(496,000)	$3.56
Expirations and cancellations	(315,000)	$6.61

Balance at December 31, 2007	1,170,000	$7.02	$9,600

Weighted average fair value of options granted during fiscal year 2007	$3.64
Weighted average fair value of options granted during fiscal year 2006	$3.94
Weighted average fair value of options granted during fiscal year 2005	$4.25

At December 31, 2007:
Options vested and exercisable	1,170,000	$7.02
Shares available under the 2005 Plan	273,000
At December 31, 2006:
Options vested and exercisable	1,881,000	$6.07
Shares available under the 2005 Plan	342,500
At December 31, 2005:
Options vested and exercisable	2,105,500	$6.02
Shares available for options	394,500
The aggregate intrinsic value in the preceding table represent the total pretax intrinsic value, based on the Company’s closing stock price of $4.42 as of December 31, 2007, which theoretically could have been received by the option holders had all option holders exercised their options as of that date. As of December 31, 2007 and 2006, the total number of exercisable in-the-money options was 5,000 and 1,176,000 with weighted average remaining contractual lives of 5.26 and 6.21 years, respectively. The intrinsic value of stock options exercised during the years ended December 31, 2007, 2006 and 2005 was $884,680, $305,690 and $2,435,770, respectively.
Options outstanding at December 31, 2007 have a weighted average remaining contractual life of 7.46 years.

The following tables summarize information about stock options outstanding as of December 31, 2007:

		Options Outstanding		Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Exercise Price	Outstanding	Life	Price	Exercisable	Price
$2.50	5,000	5.26	$2.50	5,000	$2.50
$5.55	115,000	6.17	$5.55	115,000	$5.55
$6.24 to $8.05	1,050,000	7.62	$7.20	1,050,000	$7.20

$2.50 to $8.05	1,170,000	7.46	$7.02	1,170,000	$7.02

Stock Warrants
Information regarding the Company’s stock warrants is summarized below:

		Weighted
	Number of	Average
	Warrants	Exercise Price
Balance at December 31, 2004	285,950	$1.69
Granted	—	—
Converted to stock under cashless transaction	(113,000)	$1.50
Warrants exercised	(90,450)	$2.11

Balance at December 31, 2005	82,500	$1.50
Granted	312,500	$8.00
Converted to stock under cashless transaction	(30,000)	$1.50
Warrants exercised	(15,625)	$1.50
Warrants expired	(11,250)	$1.50

Balance at December 31, 2006	338,125	$7.51
Granted	487,500	$7.38
Warrants expired	(338,125)	$7.51

Balance at December 31, 2007	487,500	$7.38

Weighted average fair value of warrants granted during fiscal year 2007	$1.5461
Weighted average fair value of warrants granted during fiscal year 2006	$2.9841
Weighted average fair value of warrants granted during fiscal year 2005	$—
All warrants outstanding at December 31, 2007 have an exercise price of $7.38 with a remaining contractual life of 3.78 years. All warrants were recorded at fair value using the Black Scholes pricing model using the following assumptions for the year ended December 31, 2007: 5.0% risk-free interest rate, 2.5 years expected life for each warrant, 52.61% expected volatility and 0% dividend yield. See Note 15 related to the re-pricing and accounting for additional warrants issued in connection with the amendment of the Senior Secured Convertible Notes.
Restricted Stock Awards
Restricted stock awards are awards of common stock that are subject to restrictions on transfer and to a risk of forfeiture if the awardee leaves the Company before the restrictions lapse. The holder of a restricted stock award is generally entitled at all times on and after the date of issuance of the restricted shares to exercise the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends on the shares. The value of such stock was established by the market price on the date of the grant. Compensation expense is being recorded over the applicable restricted stock vesting periods, generally three years, using straight line vesting. There were no restricted stock awards granted prior to 2006. A summary of the Company’s restricted stock activity for the year ended December 31, 2007 and 2006 is presented in the following tables:

		Weighted
		Average
		Grant
		Date Fair
	Shares	Value
Unvested as of December 31, 2005	—	—
Granted	67,500	$6.67
Vested	—	—
Forfeited	—	—

Unvested as of December 31, 2006	67,500	$6.67
Granted	289,500	$6.05
Vested	(26,250)	$6.47
Forfeited	—	—

Unvested as of December 31, 2007	330,750	$6.14

There were $1,604,647 and $343,522 of total unrecognized compensation costs related to the outstanding restricted stock awards which are expected to be recognized over a weighted average vesting period of 2.42 and 2.29 years as of December 31, 2007 and 2006, respectively. Recognized compensation expense related to restricted stock awards was $490,572 and $106,728 for the years ended December 31, 2007 and 2006, respectively. No restricted stock was awarded during the year ended December 31, 2005.
14. Income Taxes
At December 31, 2007, 2006 and 2005, the Company had a federal operating loss carryforward of $19,631,000, $13,271,000 and $8,102,000, respectively, and multiple state net operating loss carryforwards of $12,814,000, $8,780,000 and $5,491,000, respectively, which begin to expire in 2025. The provision for (benefit from) income taxes consisted of the following components for the years ended December 31:

	2007	2006	2005

Current:
Federal	$—	$—	$—
State	—	(18,186)	15,800
Deferred	—	2,306,000	(2,767,000)
Tax benefit of stock option exercises, credited to additional paid-in capital	—	—	394,000

	$—	$2,287,814	$(2,357,200)

The tax benefit for 2007, 2006 and 2005 of $0, $0 and $394,000, respectively, noted above, relates to compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes.
Components of net deferred income taxes, including a valuation allowance, are as follows at December 31:

	2007	2006	2005

Deferred income tax assets:
Net operating loss and credit carryforwards	$7,709,000	$5,215,000	$3,144,000
Stock-based compensation	487,000	271,000	—
Stock option acceleration	14,000	68,000	100,000
Loss on debt extinguishment	1,537,000	—	—
Reserve related to receivable from collection agency	2,362,000	—	—
Other	420,000	1,036,000	154,000

	12,529,000	6,590,000	3,398,000
Deferred income tax liabilities:
Depreciation and amortization	(1,049,000)	(1,152,000)	(1,067,000)
Other	—	—	(25,000)

	11,480,000	5,438,000	2,306,000
Less: Valuation allowance	(11,480,000)	(5,438,000)	—

Net deferred income tax assets	$—	$—	$2,306,000

The valuation allowance for deferred tax assets as of December 31, 2007 and 2006 was $11,480,000 and $5,438,000, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2007 and maintained a full valuation allowance.
Reconciliation between the statutory rate and the effective tax rate for the years ended December 31, is as follows:

	2007	2006	2005
Federal statutory tax rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(4.5)%	(4.5)%	(4.5)%
Permanent differences and other	(0.8)%	(2.2)%	—
Change in valuation allowance	39.3%	70.3%	—

Effective tax rate	0.0%	29.6%	(38.5)%

FIN No. 48
The Financial Accounting Standards Board has published FASB Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes”, to address the non-comparability in reporting tax assets and liabilities resulting from a lack of specific guidance in FASB Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes”, on the uncertainty in income taxes recognized in an enterprise’s financial statements. Specifically, FIN No. 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting interim periods, disclosure and transition. To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income taxes, such amounts would be accrued and classified as a component of income tax expenses on the consolidated statement of operations. FIN No. 48 applies to fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company has evaluated the effects of FIN No. 48 and found its adoption to not have a material impact on the consolidated financial statements. The Company’s federal and state tax returns are potentially open to examinations for fiscal years 2004 through 2006.
15. Senior Secured Convertible Notes
On October 10, 2006, the Company issued and sold to certain institutional accredited investors an aggregate of $20.0 million in principal amount of senior secured convertible notes (the “Original Notes”) and five-year warrants (immediately exercisable) to purchase an aggregate of 312,500 shares of the Company’s common stock at $8 per share (the “Original Warrants”). The Original Notes bore interest at the rate of 6.50% per annum, payable quarterly in arrears commencing on January 10, 2007. This interest rate was subject to adjustment up to 12.0% per annum upon the occurrence of certain events of default and 7.50% in the event of certain interest test failures which were based on financial thresholds relating to Consolidated Revenue, Consolidated Earnings Before Interest, Tax, Depreciation, and Amortization (“EBITDA”), and Total Debt to EBITDA Ratio (when applicable). The maturity date of the Original Notes was October 10, 2011. The Company’s obligations under the Original Notes were collateralized by a security interest in substantially all of the Company’s assets. The Company used proceeds from the issuance and sale of the Original Notes for repayment of its two-year line of credit with Bank of America, N.A.

Pursuant to EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the gross proceeds of $20.0 million were allocated between the Original Notes and the Original Warrants based on the relative fair values of the securities at the time of issuance. The Original Warrants were valued using the Black-Scholes pricing model with the resulting original issue discount being amortized over the term of the Original Notes, which approximates the interest method. The Original Notes are convertible into common shares at a conversion price of $8 per share. Based on the fair market value of the stock on the date of the agreement for the Original Notes of $6.30 per share, there was not a beneficial conversion noted.
In connection with the financing, the Company agreed to file with the SEC a registration statement by February 7, 2007, covering the issuance or resale of the shares of common stock underlying the Original Warrants issued to the note holders. The Company filed the registration statement on December 7, 2006 and the registration statement was declared effective on January 11, 2007.
With the registration statement requirement of the agreement, the Company evaluated the terms of the agreement in accordance with EITF 00-19, “Accounting for Derivative Financial Instruments, Indexed to, and Potentially Settled in a Company’s Own Stock.” As a result, the Company recorded a derivative liability related to the Original Warrants during 2006 as a payment penalty of 2% was required if the registration statement was ever deemed ineffective.
In accordance with guidance from FASB Staff Position No. EITF 00-19-2 (FSP), the Company noted upon the adoption of this FSP, a payment under the registration agreement is not probable. If the registration agreement had not been part of the terms of the original agreement, the Original Warrants would have been classified as an equity instrument under other applicable GAAP rules for all periods. The Company reclassified $656,879 to additional paid-in capital and $120,132 to the note discount at January 1, 2007. The Company determined that the income statement effect on 2006 was not material. Amortization expense on the original issue discount was $124,822 for the year ended December 31, 2007.
On August 8, 2007, the note holders waived until August 20, 2007 any event of default arising under the Original Notes or any other note related documents as a result of the Company’s failure as of June 30, 2007 to meet the quarterly financial threshold in the note agreements relating to Consolidated EBITDA. The waiver was designed to provide a reasonable period of time for the Company and the note holders to reach an agreement on amending the Original Notes and the other related documents.
On August 20, 2007, the Company entered into an amendment with each of its note holders as contemplated by the waiver. Pursuant to the amendment, the Company and each of the note holders agreed to, among other things, amend and restate the Original Notes (as amended, the “Amended Notes”), amend and restate the Original Warrants (as amended, the “Amended Warrants”), and amend certain provisions of other related documents.
The Amended Notes differ from the Original Notes in certain material respects, including, without limitation, (i) the aggregate principal amount was increased from $20.0 million to $22.0 million, (ii) the interest rate was increased from 6.5% per annum to 7.5% per annum, (iii) each note holder was given an additional right of optional redemption pursuant to which, on October 10, 2008, each note holder may require the Company to redeem a portion of the Conversion Amount (as defined in the Amended Notes) in an amount not to exceed the Maximum Redemption Amount, which is the portion of an Amended Note equal to the product of (x) $8 million and (y) the quotient of (a) the principal amount outstanding under such note holder’s Amended Note and (b) the aggregate principal amount outstanding under all of the amended notes, at a price equal to the Conversion Amount being redeemed, (iv) the Company was given the right of mandatory redemption, pursuant to which, on October, 10, 2008, the Company may, if certain conditions set forth in the amended notes are satisfied or waived, redeem a portion of the Conversion Amount then remaining under the Amended Notes in an amount not to exceed the Maximum Redemption Amount, as described above, at a price equal to the product of (x) 130% and (y) the Conversion Amount being redeemed.
The Amended Warrants differ from the Original Warrants in certain material respects, including, without limitation, (i) the aggregate number of shares of common stock underlying such warrants was increased from 312,500 shares to 487,500 shares, and (ii) the exercise price was reduced from $8.00 per share to $7.38 per share.

The Company applied EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, and determined that since the modified debt had substantially different terms, it should be treated as an extinguishment of debt. As a result, the Company recorded a debt extinguishment loss of $4.3 million representing the difference between the carrying value of the Original Notes and Original Warrants and the fair market value of the Amended Notes and Amended Warrants during 2007. The $4.3 million debt extinguishment loss resulted from a $2.0 million increase in the aggregate principal amount of the Original Notes, $1.5 million and $0.5 million in write-offs of debt issuance costs and original issue discount relating to the Original Notes, respectively, and a $0.3 million increase in the value of the Amended Warrants and fair value of the additional warrants granted.
The Company used the Black-Scholes pricing model (Black-Scholes) as of the grant date of the Amended Warrants to determine the fair market value of the Amended Warrants. The Company’s determination of fair value using Black Scholes is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the eighteen month period prior to the grant date of the Amended Warrants.
The original issue discount relating to the Original Notes has been expensed and there is no discount or beneficial conversion relating to the Amended Notes as of December 31, 2007.
On March 14, 2008 and as more fully described in Note 16 — Subsequent Events, the Company entered into a Second Amendment and Exchange Agreement with each of its note holders (each, a “Second Amendment and Exchange Agreement” and collectively, the “Second Amendment and Exchange Agreements”) pursuant to which the Company and each of the note holders agreed to, among other things, amend and restate the First Amended and Restated Notes, amend and restate the First Amended and Restated Warrants, and amend certain provisions of the other Transaction Documents.
16. Subsequent Events
Consulting Agreement with Alpine Advisors LLC
As of January 30, 2008, the Company entered into an agreement with Alpine Advisors LLC, a strategic, management and financial consulting firm, to provide financial advisory services. Don R. Kornstein, who is a former director of the Company, is the managing member of Alpine Advisors LLC.
Amended Agreement with Native American Cash Systems Florida, Inc. (“NACSF”)
During January 2008, the Company amended its financial services agreement dated December 7, 2006 with NACSF to specify the amount of ATM surcharge to be paid to the Seminole Tribe of Florida and the amount of commissions to be paid to NACSF, and to loan NACSF $1.5 million at an annual interest rate of 6% pursuant to the terms and conditions of a secured promissory note and security agreement. Principal and interest are to be paid in equal monthly installments of $129,100 with payments ending in December 2008. The loan is secured by any and all assets of NACSF, including but not limited to, all commissions, fees, or other revenues due NACSF.
Second Amended and Restated Notes and Warrants
On March 14, 2008, the Company entered into a Second Amendment and Exchange Agreement with each of its note holders (each, a “Second Amendment and Exchange Agreement” and collectively, the “Second Amendment and Exchange Agreements”) pursuant to which the Company and each of the note holders agreed to, among other things, amend and restate the Senior Secured Convertible Notes, as previously amended and restated in August 2007 (the “First Amended and Restated Notes”), amend and restate the Warrants to Purchase Common Stock, as previously amended and restated in August 2007 (the “First Amended and Restated Warrants”), and amend certain provisions of the other Transaction Documents.

The Senior Secured Convertible Notes, as amended and restated on March 14, 2008 (the “Second Amended and Restated Notes”) differ from the First Amended and Restated Notes in certain material respects, including, without limitation, (i) the aggregate principal amount was increased from $22.0 million to $24.2 million, (ii) the conversion price was reduced from $8.00 per share to $2.51 per share, (iii) the conversion price may be further reduced by the note holders at any time on or before April 22, 2008 to 120% of the arithmetic average of the weighted average price of the Company’s common stock for each day during the period commencing on March 18, 2008 and ending on April 15, 2008, (iv) the aggregate amount that the note holders may require the Company to redeem, and the aggregate amount that the Company may elect to redeem, on October 10, 2008 was increased from $8 million to $12.1 million, (v) the financial covenants based on Consolidated Total Debt to EBITDA (as defined in the First Amended and Restated Notes) were eliminated and the financial covenants based on Consolidated Revenue and Consolidated EBITDA (as defined in the Second Amended and Restated Notes) were modified to apply starting with the quarter ending March 31, 2009, and (vi) the interest rate will be increased by 1.5% per annum from and after the occurrence of any Dilutive Issuance Event (as defined in the Second Amended and Restated Notes). As a result of the March 14, 2008 amendment and restatement of the notes, the Company has reclassified $12.1 million of the Second Amended and Restated Notes from long term to short term debt on the consolidated balance sheet.
The Warrants to Purchase Common Stock, as amended and restated on March 14, 2008 (the “Second Amended and Restated Warrants”) differ from the First Amended and Restated Warrants in certain material respects, including, without limitation, (i) the exercise price was reduced from $7.38 per share to $2.49 per share, and (ii) the exercise price may be further reduced by the note holders at any time on or before April 22, 2008 to 120% of the arithmetic average of the Weighted Average Price (as defined in the Second Amended and Restated Notes) of the Company’s common stock for each day during the period commencing on March 18, 2008 and ending on April 15, 2008.
The Second Amended and Restated Notes and the Second Amended and Restated Warrants contain various limitations on the number of shares of our common stock that may be issued upon conversion of the Second Amended and Restated Notes and upon exercise of the Second Amended and Restated Warrants. No note holder may convert its Second Amended and Restated Notes or exercise its Second Amended and Restated Warrants to the extent such conversion or exercise would cause such holder, together with such holder’s affiliates, to own more than 9.99% of our common stock following such conversion or exercise. In addition, in order to comply with the rules of The NASDAQ Stock Market, if the note holders make a Holder Conversion Price Adjustment Election (as such term is defined in the Second Amended and Restated Notes), we may not issue more than an aggregate of 3,755,154 shares of our common stock to the note holders without the prior approval of our stockholders. If the note holders do not make a Holder Conversion Price Adjustment Election, the exercise price of the Second Amended and Restated Notes may not be adjusted to less than $2.51 per share and the conversion price of the Second Amended and Restated Warrants may not be adjusted to less than $2.49 per share (subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction).
The Company will evaluate the financial statement effect of the March 14, 2008 amendment and restatement of the notes and warrants in its quarter ending March 31, 2008. See Note 15 for further information related to the senior convertible secured notes. The Company will finalize the debt extinguishment expense upon the final terms of the stock price and conversion rate and record in the quarter ending March 31, 2008.

17. Selected Quarterly Data (unaudited)
During the fourth quarter of 2007, the Company made adjustments totaling $1,709,571 to reduce revenue and commissions expense during the first three quarters of 2007 and $302,017 during the fourth quarter of 2006 relating to two of its properties. These adjustments had no impact on the consolidated statement of operations. The adjustments are presented below in order to reconcile to quarterly amounts previously reported in Forms 10-Q and 10-K/A:

	Quarters during the Year Ended December 31, 2007
	March 31	June 30	September 30	December 31

Commission on cash advance and automated teller machines — as filed per Form 10-Q	$25,524,767	$26,595,032	$28,340,227	$26,106,943
Adjustments made during quarter ended December 31, 2007	$(368,622)	$(456,192)	$(884,757)	$—
Commission on cash advance and automated teller machines	$25,156,145	$26,138,840	$27,455,470	$26,106,943
Loss from operations	$(268,021)	$(597,889)	$(675,226)	$(4,299,877)
Net loss	$(1,425,955)	$(1,920,444)	$(6,434,942)	$(5,601,694)

Net loss per common share — Basic	$(0.08)	$(0.10)	$(0.35)	$(0.31)

Net loss per common share — Diluted	$(0.08)	$(0.10)	$(0.35)	$(0.31)

	Quarters during the Year Ended December 31, 2006
	March 31	June 30	September 30	December 31

Commission on cash advance and automated teller machines — as filed per Form 10-Q and Form 10-K/A	$20,479,125	$24,146,610	$25,966,850	$25,446,047
Adjustments made during quarter ended December 31, 2007	$—	$—	$—	$(302,017)
Commission on cash advance and automated teller machines	$20,479,125	$24,146,610	$25,966,850	$25,144,030
Loss from operations	$(1,455,912)	$(438,118)	$(3,624,728)	$1,240,850
Net loss	$(1,219,515)	$(804,142)	$(2,786,847)	$(5,207,908)

Net loss per common share — Basic	$(0.07)	$(0.05)	$(0.16)	$(0.29)

Net loss per common share — Diluted	$(0.07)	$(0.05)	$(0.16)	$(0.29)

	Quarters during the Year Ended December 31, 2005
	March 31	June 30	September 30	December 31

Commission on cash advance and automated teller machines	$13,650,313	$16,036,555	$17,050,788	$16,428,302
Income (loss) from operations	$455,633	$(2,686,507)	$(96,082)	$(3,408,894)
Net income (loss)	$237,601	$(1,668,385)	$(71,108)	$(2,263,582)

Net income (loss) per common share — Basic	$0.01	$(0.10)	$(0.00)	$(0.14)

Net income (loss) per common share — Diluted	$0.01	$(0.10)	$(0.00)	$(0.14)